Exhibit 10.18

TERMINATION AGREEMENT

This is a termination agreement (this "Agreement") of that certain Securities Purchase Agreement, dated November 8, 2016 (the "SPA"), by and between Energy Efficiency Investments, LLC, a California limited liability company ("EEI"), and JanOne Inc., a Nevada corporation formerly known as Appliance Recycling Centers of America, Inc., which in 2016 was domiciled in Minnesota ("JanOne"). EEI and JanOne are sometimes individually referred to herein as a "Party" or, collectively, as the "Parties." The Effective Date" of this Agreement is December 31, 2019.

WHEREAS, EEI and JanOne entered into the SPA and, contemporaneously therewith, certain agreements collateral thereto (i.e., (i) a 3% Original Issue Discount Senior Convertible Promissory Note (the "Initial Note") with a five-year term in the initial principal amount of $103,092.78 (inclusive of an original issue discount) and (ii) a five-year Common Stock Purchase Warrant (the "Initial Warrant"), exercisable for the purchase of up to 166,817 (pre-split) shares of JanOne's common stock);

WHEREAS, as obligated under the SPA, JanOne issued to EEI an aggregate of 619,547 pre-reverse split shares (or 123,909 post-reverse split shares) of JanOne's common stock as "Commitment Shares" (as that term is defined therein);

WHEREAS, EEI converted all of JanOne's obligations in favor of EEI under the Initial Note into shares of JanOne's common stock;

WHEREAS, EEI has not exercised the Initial Warrant in full or in part;

WHEREAS, the terms and conditions of the SPA obligate EEI to lend to JanOne up to $7,500,000 (net of original issue discount) upon JanOne providing a series of Put Rights (as defined therein) to EEI for a five-year period that expires on November 8, 2021;

WHEREAS, the business reasons that caused JanOne to enter into the SPA in 2016 are no longer extant and, accordingly, JanOne desires to relieve in full EEI of its obligations under the SPA; and

WHEREAS, for various internal business reasons, EEI is amenable to being relieved in full of its obligations under the SPA.

NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.Termination of Parties' Rights, Duties, and Obligations. All of the rights, duties, and obligations of each of EEI and JanOne under the SPA are terminated as of the Effective Date.

2.Return of Certain of the Commitment Shares. EEI shall return to JanOne for cancellation 122,257 (post-reverse split) of the Commitment Shares and shall be entitled retain up to 1,652 (post-reverse split) of the Commitment Shares. Such to-be-cancelled

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number is the product of a ratio, the numerator of which is 100,000 (which represents the purchase price of the Initial Note) and the denominator of which is 7,500,000 (which represents the aggregate maximum purchase price under the SPA for all of the potential subsequent notes), in each case without taking into account the original issue discount for the Initial Note and all potential subsequent notes. EEI represents and warrants to JanOne that it has not sold or otherwise transferred any of the Commitment Shares.

3.Maintenance of the Initial Warrant. JanOne acknowledges that EEI may maintain ownership, exercise, or otherwise dispose of (a) the Initial Warrant, all in accordance with its terms and conditions and, if relevant, (b) the shares of JanOne's common stock underlying the Initial Warrant or into which the Initial Warrant may be or may have been exercised in whole or in part.

4.Mutual Release. Except to effectuate the transactions contemplated hereby and as otherwise provided hereinbelow, each of the Parties, on behalf of themselves, their respective officers, directors, employees, consultants, representatives, attorneys, affiliates and related entities, subsidiaries, parents, successors, assigns, and agents, hereby releases and discharges the other Party, and its respective officers, directors, employees, consultants, representatives, attorneys, affiliates and related entities, subsidiaries, parents, successors, assigns, and agents and each of them from any and all actions, claims, causes of action, judgments, liens, promises, agreements, contracts, obligations, transactions, indebtedness, costs, damages, losses, lawsuits, arbitrations, appeals, claims, liabilities, indemnifications, debts, demands, attorneys' fees, or costs Of expenses of any nature whatsoever relating to the SPA, the Initial Note, the Initial Warrant, and all transactions contemplated thereby.

5.Waiver of Unknown Claims. It is the intention of the Parties that this mutual release be effective as a full and final accord and satisfaction and release of each and every claim, whether known or unknown, that either of the Parties may have against the other Party respect of the SPA, the Initial Note, the Initial Warrant, and all transactions contemplated thereby. In furtherance of this intention, each Party acknowledges that it is familiar with California Civil Code §1542, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH DEBTOR."

Each Party expressly waives and relinquishes any right or benefit it might have under §1542 of the California Civil Code or any relevant similar statute to the full extent that it may lawfully waive such rights and benefits.

6.Miscellaneous Provisions.

a)Organization; Authority. Each Party is an entity duly incorporated or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation with full corporate or limited liability company rights

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or similar power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out their respective obligations hereunder. The execution and delivery hereof and performance by each Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action, as applicable. This Agreement has been duly executed by each Party and, when delivered in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Party, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

b)Entire Agreement. Except as may otherwise be provided by these Miscellaneous Provisions, this Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into this Agreement.

c)Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the schedule and in the manner set forth in the SPA. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

d)Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented, or amended except in a written instrument signed by both Parties.

e)Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

f)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither Party may assign this Agreement or any rights, duties, or obligations hereunder without the prior written consent of the other Party.

g)No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

h)Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each Party agrees that

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all legal proceedings concerning the interpretations, enforcement, and defense of the transactions contemplated by this Agreement (whether brought against a Party or its respective affiliates, directors, officers, stockholders, partners, members, employees, or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Las Vegas, Nevada. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Las Vegas, County of Clark, State of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives and agrees not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either Party shall commence an action, suit, or proceeding to enforce any provisions hereof, then, the prevailing Party in such action, suit, or proceeding shall be reimbursed by the other Party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation, and prosecution of such action of proceeding.

i)Survival. The representations and warranties contained herein shall survive the Closings and the delivery of the Securities and shall continue to survive for a period of two years from the last Closing.

j)Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such ".pdf" signature page were an original thereof.

k)Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void, or unenforceable, the remainder of the terms set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, and the Parties shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms without including any of such that may be hereafter declared invalid, illegal, void, or unenforceable.

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l)Construction. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation hereof.

m)WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY EITHER PARTY AGAINST THE OTHER PARTY, EACH PARTY KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Remainder of this page intentionally left blank; signatures begin on the next page.)

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their authorized signatories as of the date first indicated above.

JANONE INC.	Address for Notice:
325 E. Warm Springs Road, Suite 102
Las Vegas, Nevada 89119
By:/s/ Tony Isaac
Name: Tony Isaac
Title: Chief Executive Officer

ENERGY EFFICIENCY INVESTMENTS, LLC	Address for Notice:
325 W. Washington St., #2178
San Diego, California 92103
By: /s/ John Kocumr
Name: John Kocmur
Title: Manager

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